UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 7, 2013

Date of Report (Date of earliest event reported)

US FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-185732	36-3642294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 600

Rosemont, IL 60018

(Address of principal executive offices)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On June 7, 2013, US Foods Inc. (the “Company”), as the borrower, the other loan parties party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, and the lenders and other financial institutions party thereto entered into an incremental term loan facility pursuant to an incremental commitment amendment (the “First Amendment”) to the Company’s exisiting term loan credit agreement dated as of May 11, 2011 (the “2011 Term Facility,” and as amended by such First Amendment, the “Amended 2011 Term Facility”).

The First Amendment amended the 2011 Term Facility to provide, among other items, the following:

•	The aggregate principal amount of the senior secured term loans outstanding under the Amended 2011 Term Facility increased from $425 million to $2.1 billion.

•

The net proceeds from the incremental term loans will be used to (i) refinance all indebtedness outstanding immediately prior to the First Amendment under each of the 2011 Term Facility (approximately $416 million) and the Company’s other term loan credit agreement dated as of July 3, 2007 and as amended from time to time (the “2007 Term Facility”) (approximately $1.674 billion), (ii) pay certain fees and expenses in connection therewith and (iii) for general corporate purposes.

•

The Company continues to have the right to elect to have an interest rate applicable to loans based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate (“LIBOR”) plus a borrowing margin or (2) an alternate base rate (“ABR”) plus a borrowing margin. The minimum rate for LIBOR was lowered from 1.5% to 1.0% and the minimum rate for ABR was lowered from 2.50% to 2.00%. The borrowing margin for loans subject to LIBOR was reduced from 4.25% to 3.50% and the borrowing margin for loans subject to ABR was reduced from 3.25% to 2.50%.

•	The maturity date was extended from March 31, 2017 to March 31, 2019.

The First Amendment also amends the definitions of “Borrower Obligations” and “Guarantor Obligations” in the Guarantee and Collateral Agreement, dated as of May 11, 2011 and entered into in connection with the 2011 Term Facility.

The 2007 Term Facility was terminated upon repayment in full of amounts outstanding thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2013	US FOODS, INC.

	By:	/s/ Allan D. Swanson
Allan D. Swanson
Chief Financial Officer